Exhibit 1

June 1, 2020

Therapix Biosciences Ltd.

4 Ariel Sharon  St.

HaShahar Tower, 16th Floor

Givatayim 5320047

Israel

Attention:

Mr. Gilad Bar-Lev, CEO and Director

Mr. Oz Adler, CFO

Dr. Ascher Shmulewitz, Chairman of the Board of Directors

Prof. Ari Shamiss, Director

Mr. Stephen M. Simes , Director

Mr. Todd Violette, Director

Via courier

Dear Madams and Sirs,

Therapix Biosciences Ltd.

Demand to Convene Special General Meeting of the Shareholders

On behalf of our client, L.I.A Pure Capital Ltd., we hereby write to you with respect to the following matters:

1.	As of May 31, 2020, L.I.A Pure Capital Ltd. (“Pure Capital”), a company fully owned by Mr. Silberman, whose business address is 20 Raoul Wallenberg St. Tel Aviv 6971916, Israel, is the owner of 719,758 American Depositary Shares (“ADS”) each represents 40 of ordinary shares, par value NIS 0.10, of Therapix Biosciences Ltd. (the “Ordinary Shares” and the “Company”, respectively). A confirmation of Pure Capital’s holdings is attached hereto as Exhibit A.

2.	Based on the above and based on the number of outstanding Ordinary Shares published by the Company in its reports to the U.S. Securities and Exchange Commission (the “SEC”), as of May 31, 2020, Pure Capital holds 12.58 % of the voting rights of the Company.

3.	Pursuant to Section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), we hereby request on behalf of Pure Capital that the board of directors of the Company convene a special general meeting of the shareholders of the Company immediately, and no later than July 27, 2020, as required by the Companies Law (the “Special Meeting”). The agenda for the Special Meeting shall include resolutions to remove each of the serving directors of the Company and to appoint in their stead the following director nominees (the “Director Nominees”): Messrs. Itschak Shrem, Amitai Weiss, Lior Amit, Lior Vider, Moshe Revach and Ms. Liat Sidi, all as specifically detailed in Exhibit B attached hereto (the “Proposed Resolutions”). The Company shall not make any changes, edits or additions to the Proposed Resolutions and they shall be brought to the approval of the shareholders “as is”. Any deviation from the Proposed Resolutions shall be in violation to the Companies Law.

4.	Declarations of the Director Nominees as required under Section 224b(a) of the Companies Law are attached hereto as Exhibit C1 – C6. In addition, and beyond the requirements of the Companies Law, attached as Exhibit D1 – D6 are director’s questionnaires pertaining to the Director Nominees’ compliance with U.S. securities laws and Nasdaq corporate governance requirements, as customary in Nasdaq traded companies.

5.	A proxy card for the purpose of the Special Meeting, in accordance with the Section 4(a) of the Companies Regulations (Voting in Writing and Position Statements), 5766-2005, is attached hereto as Exhibit E (the “Proxy Card”). The Company shall not make any changes, edits or additions to the Proxy Card and it shall be sent to the shareholders “as is”. Any deviation from the Proxy Card shall be in violation to the Companies Law and the regulations promulgated thereunder.

6.	A position statement to be attached to the proxy card referenced above per Section 6(b) of the Companies Regulations (Voting in Writing and Position Statements), 5766-2005, is attached hereto as Exhibit F (the “Position Statement”). The Company shall not make any changes, edits or additions to the Position Statement and it shall be sent to the shareholders “as is”. Any deviation from the Position Statement shall be in violation to the Companies Law and the regulations promulgated thereunder.

7.	We request that a current report on Form 6-K pertaining to our client’s request to convene a special general meeting of the Company in order to replace the current serving directors with the Director Nominees (including a complete copy of this letter) will be furnished immediately to the SEC.

8.	Many actions previously taken by the Company have not been in the best interest of the Company nor its shareholders, including, among others, capital raises under unfavorable terms. Accordingly, we hereby demand that until the time of the Special Meeting, the Company will not take any action not in the ordinary course of business, including, without limitation, any dispositions of its assets, or securities offerings, whether public nor private. In addition, we demand that the board of directors of the Company shall not appoint any additional directors to the Company’s board of directors prior to the Special Meeting.

9.	Notwithstanding the above, should the Company be required to raise additional funds until the Special Meeting is convened, our client will be willing to consider providing the Company with a loan or make an investment in the Company on market terms to cover such requirement.

10.	Any action in violation or conflict of the forgoing will be a clear violation of the fiduciary duties of the directors and office holders to the Company, whose clear purpose and attempt is to protect their position as members of the board of directors of the Company and/or its management, while continuing to exploit the resources of the Company, without consideration for the Company’s best interest and on the account of its shareholders.

11.	Accordingly, we will hold each and every one of the directors and office holders personally liable for any damage that may be caused to the shareholders of the Company as a result of your actions.

Sincerely,

/s/ Dr. Shachar Hadar, Adv.
Dr. Shachar Hadar, Adv.
Meitar | Law Offices

cc: Yuval Horn, Adv. and Roy Ribon, Adv., Horn & Co. - Law Offices, Israeli Counsel to the Company